                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549




                                   FORM 8-K/A No.1

                                    Current Report


                     Filed pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934



            Date of Report (Date of earliest event reported) March 7, 1997



                               BRANDYWINE REALTY TRUST
                (Exact name of registrant as specified in its charter)




              MARYLAND                 1-9106              23-2413352
    (State or Other Jurisdiction     (Commission         (I.R.S. Employer
         of Incorporation)           file number)     Identification Number)



               10 Campus Boulevard, Newtown Square, Pennsylvania  19073
                       (Address of principal executive offices)


                                    (610) 325-5600
                 (Registrant's telephone number, including area code)

ITEM 5.  Other Events.

         On March 7, 1997 Brandywine Realty Trust (the "Company") acquired a
6.763 acre parcel of undeveloped land located in Horsham Township, Montgomery County, Pennsylvania for approximately $1.0 million. The seller was Horsham Valley, Inc. The purchase price was paid through a combination of approximately $645,000 in cash and a promissory note for $369,166 to be paid, without interest, upon the earlier of: (i) the issuance by Horsham Township of a building permit in connection with the construction of the second building on the parcel of land or (ii) March 1, 1998. The purchase price for the property was determined by negotiation between the Company and the seller. Mr. Nichols Sr., the Company's Chairman, holds an approximately 25% interest in the seller.

         On April 18, 1997 the Company acquired Greentree Executive Campus and Five Eves Drive (the "Acquisition Properties") aggregating approximately 202,000 net rentable square feet located in Marlton, New Jersey, for an aggregate cash purchase price of approximately $14.5 million. The purchase prices for the Acquisition Properties were determined by arm's-length negotiations between the Company and the sellers. Set forth below are brief descriptions of the Acquisition Properties.

    - 1000 Greentree Executive Campus, Evesham, New Jersey, a multi-building garden office complex, was acquired for approximately $2.1 million. The seller was Ira M. Lubert and Karen L. Lubert. The property is comprised of 31,846 net rentable square feet and, at April 30, 1997, was 100% leased. Major tenants of the property include Nevyas Eye Assoc. and Occupational TG Center.

    - 2000 Greentree Executive Campus, Evesham, New Jersey, a multi-building garden office complex, was acquired for approximately $2.1 million. The seller was Howard E. Needleman. The property is comprised of 28,155 net rentable square feet and, at April 30, 1997, was 100% leased. Major tenants of the property include Kam Marketing and First Bankers Mortgage.

    - 3001, 3002 and 3003 Greentree Executive Campus, Evesham, New Jersey, a multi-building garden office complex, was acquired for approximately $2.7 million. The seller was 3001-2-3 Greentree Associates, L.P. The property is comprised of 36,070 net rentable square feet and, at April 30, 1997, was 100% leased. Major tenants of the property include Abo, Uris and Allenburger and Medical Billing.

    - 4000 and 5000 Greentree Executive Campus, Evesham, New Jersey, a multi-building garden office complex, was acquired for approximately $4.2 million. The seller was 4000-5000 Greentree Executive Campus

                                       2

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         Associates, L.P.  The property is comprised of 60,010 net rentable square feet and, at April 30, 1997, was 90.5% leased. Major tenants of the property include Vitro Corporation and JA Alternatives.

    - 5 Eves Drive located in the Evesham Corporate Center, Marlton, New Jersey, a three story mid-rise office building, was acquired for approximately $3.4 million. The seller was LAKN Marlton Associates, L.P. The property is comprised of 45,889 net rentable square feet and, at April 30, 1997, was 65.1% leased. Major tenants of the property include ADP Financial Information and McCay Corporation.

    The table set forth below shows scheduled lease expirations for leases in place at April 30, 1997 for the Acquisition Properties for each of the next ten years beginning May 1, 1997, assuming none of the tenants exercise renewal options or termination rights, if any, at or prior to scheduled expirations.

                             Scheduled Lease Expirations

                                                                               Percentage of Total
                   Number of         Net Rentable Square    Final Annualized   Final Annualized
Year of Lease      Leases Expiring   Footage Subject        Base Rent Under    Base Rent Under
Expiration         Within the Year   to Expiring Leases     Expiring Leases(1) Expiring Leases       Cumulative %
--------------     ---------------   ------------------     ------------------ ---------------       ------------

1997                 25                38,750                 508,626            22.00%                22%

1998                 34                58,573                 752,259            32.00%                54%

1999                 17                33,663                 455,728            19.00%                73%

2000                  6                16,831                 243,844            10.00%                83%

2001                  5                16,738                 194,324             8.00%                91%

2002                  2                 5,590                  65,992             3.00%                94%

2003                  -                   -                      -                  -                  94%

2004                  1                 5,150                  61,800             3.00%                97%

2005                  -                   -                      -                  -                  97%

2006                  2                 4,950                  80,343             3.00%               100%

2007 & thereafter     -                   -                      -                  -                 100%
                     ---              -------              ----------           -------
                     22               180,245              $2,362,916           100.00%

--------------
   (1) Final Annualized Base Rent" for each lease scheduled to expire represents the cash rental rate of base rents, excluding tenant reimbursements, in the final month prior to expiration multiplied by twelve. Tenant reimbursements generally include payments on account of real estate taxes, operating expense escalations and common area utility charges.

                                       3

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                                      SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        BRANDYWINE REALTY TRUST


Date:  July 21, 1997                    By: /s/ Gerard H. Sweeney
                                            ----------------------------
                                            Title: President and Chief
                                                   Executive Officer














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